Exhibit 99(a)(10)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is being made in the United States solely by the Offer Document dated March 28, 2002, and the related Letter of Transmittal and Form of Acceptance, and will not be made to (nor will tenders be accepted from or on behalf of) holders of Innogy Shares or Innogy ADSs in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction. The Offer is not being made in Australia, Canada or Japan.

                        Notice of Recommended Cash Offer

                                       for

                 All Issued and to be Issued Ordinary Shares and
                      All Issued American Depositary Shares

                                       of

                               Innogy Holdings plc

                                       at

                       275 pence for every Ordinary Share
                 2,750 pence for every American Depositary Share

                                       by

                          a wholly-owned subsidiary of

                                     RWE AG

                       and (outside the United States) by

                                  Merrill Lynch

                                  on its behalf

     GBV Funfte Gesellschaft fur Beteiligungsverwaltung mbH, a company organized under the laws of The Federal Republic of Germany (the "Offeror"), and a wholly-owned subsidiary of RWE AG ("RWE"), is offering to purchase (i) all issued and to be issued ordinary shares of 10 pence each ("Innogy Shares") of Innogy Holdings plc, a public limited company incorporated under the laws of England and Wales (the "Company"), at 275 pence each, and (ii) all issued American Depositary Shares ("Innogy ADSs"), each representing ten Innogy Shares and evidenced by American Depositary Receipts ("Innogy ADRs"), at 2,750 pence each, on the terms and subject to the conditions set forth in the Offer Document dated March 28, 2002 (the "Offer Document"), and in the related Letter of Transmittal and Form of Acceptance (which, together with the Offer Document and any amendments or supplements thereto, collectively constitute the "Offer"). Innogy Shares and Innogy ADSs are referred to collectively as "Innogy Securities".

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          THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL
          OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3:00 P.M. (LONDON TIME), 10:00 A.M. (NEW YORK CITY TIME), ON FRIDAY, APRIL 26, 2002, UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF INNOGY SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER FROM THE DATE OF THIS ANNOUNCEMENT UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

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     THE  DIRECTORS  OF  INNOGY  CONSIDER  THE TERMS OF THE OFFER TO BE FAIR AND
REASONABLE. ACCORDINGLY, THE INNOGY DIRECTORS UNANIMOUSLY RECOMMEND THAT HOLDERS OF INNOGY SECURITIES ACCEPT THE OFFER.

     The Offer is conditional upon, among other things, valid acceptances being received (and not, where permitted, being withdrawn) by 3:00 p.m. (London time), 10:00 a.m. (New York City time) on April 26, 2002, or such later time(s) and/or date(s) as the Offeror may, subject to the City Code on Takeovers and Mergers (the "City Code") and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), decide in respect of not less than 90 percent (or such lesser percentage as the Offeror may decide) of the Innogy Shares (including Innogy Shares represented by Innogy ADSs) to which the Offer relates, provided that this condition will not be satisfied unless RWE and its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Innogy Shares (including Innogy Shares represented by Innogy ADSs) carrying in aggregate more than 50 percent of the voting rights normally exercisable at a general meeting of Innogy, including for this purpose (to the extent, if any, required by the Panel on Takeovers and Mergers) any voting rights attaching to any Innogy Shares (including Innogy Shares represented by Innogy ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

     The Offeror reserves the right (but will not be obliged, other than as may be required by the City Code or the Exchange Act) at any time or from time to time to extend the Offer and, in such event, any decision to extend the Offer will be publicly announced by 8:00 a.m. (London time) in the United Kingdom and 8:00 a.m. (New York City time) in the United States on the business day following the day on which the Offer was due to expire. Except with the consent of the Panel, the Initial Offer Period for acceptances and withdrawals may not extend beyond 1:00 p.m. (London time), 8:00 a.m. (New York City time), on May 27, 2002.

     If the Offer becomes or is declared unconditional, the tendered Innogy Securities shall be deemed to be accepted for payment and the consideration for Innogy Securities so purchased pursuant to the Offer will be paid, with respect to acceptances received during the Initial Offer Period, within 14 calendar days after the expiration of the Initial Offer Period. Following expiration of the Initial Offer Period, the Offeror will provide a Subsequent Offer Period of at least 14 calendar days, during which time acceptances of the Offer may be received. With respect to acceptances received during the Subsequent Offer Period, consideration for those securities will be paid within 14 calendar days of receipt of acceptance. Payment for Innogy Securities purchased pursuant to the Offer will be made only after timely receipt by The Bank of New York, in its capacity as the "Depositary" for the Offer in the United States, in the case of Innogy ADSs, and by Lloyds TSB Registrars, in its capacity as the "Receiving Agent" for the Offer, in the case of Innogy Shares, of (i) certificates representing the Innogy Shares, Innogy ADRs evidencing the Innogy ADSs, or (only in the case of Innogy ADSs) timely confirmation of book-entry transfer of such Innogy ADSs evidenced by ADRs into the Depositary's account pursuant to the terms set forth in the Offer Document, (ii) the Letter of Transmittal (in the case of acceptances relating to Innogy ADSs) or the Form of Acceptance (in the case of acceptances relating to Innogy Shares), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal or the Form of Acceptance. To facilitate settlement of the Offer, unless they elect to receive pounds sterling, holders of Innogy ADSs will receive cash consideration in US dollars.

     If all of the conditions to the Offer have been either satisfied, fulfilled, or to the extent permitted, waived and the Offeror has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 percent of the Innogy Shares (including Innogy Shares represented by Innogy ADSs) to which the Offer relates, before July 28, 2002, the Offeror will be entitled and intends to acquire the remaining Innogy Shares on the same terms as the Offer pursuant to the compulsory acquisition procedure set forth in sections 428 to 430F (inclusive) of the United Kingdom Companies Act 1985, as amended.

     If a holder of Innogy ADSs wishes to accept the Offer in respect of Innogy ADSs and the ADRs evidencing such Innogy ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary while the Offer remains open for acceptances, such holder's acceptance of the Offer in respect of Innogy ADSs may be effected by following the guaranteed delivery procedures set forth in the Offer Document.

     Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time from the date of this announcement until the latest time specified for receipt of acceptances on the last day of the Initial Offer Period and in certain other limited circumstances described in the Offer Document. Innogy Securities in respect of which acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period, and Innogy Securities in respect of which acceptances have been received during the Subsequent Offering Period, may not be withdrawn, except in certain limited circumstances described in the Offer Document. To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the Receiving Agent or the Depositary) to whom the acceptance was originally sent at one of the addresses set forth in the Offer Document and must specify the name of the person who has tendered the Innogy Shares or Innogy ADSs, the number of Innogy Shares or Innogy ADSs to be withdrawn and (if Innogy ADSs have been tendered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn. In respect of Innogy ADSs, if Innogy ADRs have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Innogy ADRs, the serial numbers shown on such Innogy ADRs must be submitted and, unless the Innogy ADSs evidenced by such Innogy ADRs have been delivered by an Eligible Institution (as defined in the Offer Document), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Innogy ADSs evidenced by Innogy ADRs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer Document, any notice of withdrawal must specify the name and number of account at the appropriate Book-Entry Transfer Facility (as defined in the Offer Document) to be credited with the withdrawn Innogy ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity (including the time of receipt) of any notice of withdrawal will be determined by the Offeror, whose determination (except as required by the Panel) shall be final and binding.

     The receipt of cash in exchange for Innogy Securities pursuant to the Offer will be a taxable transaction for US Federal income tax purposes. US Holders (as defined in the Offer Document) who sell their Innogy Securities pursuant to the Offer generally will recognize taxable gain or loss equal to difference between their amount realized and their tax basis in the Innogy Securities. Such gain or loss generally will be US-source capital gain or loss, and will be long-term if such US Holders held their Innogy Securities for more than one year. See the Offer Document for more information on calculating the amount realized as well as other US Federal income tax consequences of accepting the Offer, including any potential foreign currency gains or losses.

     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer Document and incorporated herein by reference. Innogy has provided the Offeror with Innogy shareholder and security position listings for the purpose of disseminating the Offer to holders of Innogy Shares and Innogy ADSs. The Offer Document, the Letter of Transmittal and/or the Form of Acceptance are being mailed to holders of record of Innogy ADSs and Innogy Shares and are being furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear as holders of record, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Innogy Shares and Innogy ADSs.

     The Offer Document and related materials contain important information which should be read carefully before any decisions are made with respect to the Offer.

     Requests for assistance or copies of the Offer Document, the Letter of Transmittal, the Form of Acceptance and all other related materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. Except as set forth in the Offer Document, no fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Innogy Shares and Innogy ADSs pursuant to the Offer.

                     The Information Agent for the Offer is:

                          [LOGO] Georgeson Shareholders

            North America:                                U.K. and Europe:
     17 State Street, 10th Floor                    Crosby Court, 38 Bishopsgate
       New York, New York 10004                      London, EC2N 4AF, England
Banks and Brokers Call: (212) 440-9800                 Call: +44-207-335-7287
      Toll Free: (866) 867-1144


March 29, 2002